                                                                    EXHIBIT  (4)


THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                           6,600,000 Units
CUSIP 590188 561                                     (Each Unit representing $10
                                                 principal amount of Securities)

                           MERRILL LYNCH & CO., INC.
                  5 3/4% STock Return Income DEbt Securities(SM)
                                due June 1, 2000
                              STRIDES Securities(SM)
             Payable with common stock of Lucent Technologies Inc.
                         (or cash with an equal value)

     Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) on June 1, 2000 (the "Maturity Date") and to pay interest on the principal sum of SIXTY-SIX MILLION DOLLARS ($66,000,000) (the "Principal Amount") from December 1, 1998 (or from the most recent Interest Payment Date (as defined

--------------------------------
(SM)Service mark of Merrill Lynch & Co., Inc.

below) to which interest has been paid or duly provided for), semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 1999, and on the Maturity Date (each, an "Interest Payment Date"), at a rate of 5 3/4% per annum, until payment or delivery of the Redemption Amount has been made or duly provided for.

     Interest due and payable on this Security will be paid on each Interest Payment Date and the Maturity Date to the persons in whose names the Securities are registered at the close of business on the May 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date (a "Holder"). Interest on this Security will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

     Payment of any interest due and payable on this Security, payment or delivery of the Redemption Amount and payment of any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     This Security is one of the series of the Company's 5 3/4% STock Return Income DEbt Securities(SM) due June 1, 2000 (the "Securities").

"Payment at Maturity"

     On the Maturity Date, the Holder of each Security will receive an amount equal to the value of the Redemption Amount of such Security.

     The "Redemption Amount" will be determined by the Calculation Agent and for each Unit will equal the lesser of:

     .  $13.00 (the "Capped Value"); and

                                           (        Ending Value          )
                  .  $10 per Unit   x      (      ----------------        )
                                           (       Starting Value         )

     On the Maturity Date, Holders of the Securities will receive, for each Unit of the Securities then held, a number of shares of the common stock (the "Lucent Common Stock") of Lucent Technologies Inc. ("Lucent") equal to the Redemption Amount divided by the Ending Value.

     If the Company elects to pay the Redemption Amount in cash instead of in shares of Lucent Common Stock to which a Holder of the Securities would otherwise be entitled to receive, the Company will pay such holder an amount of cash equal to the Redemption Amount.

     The ''Starting Value'' means $90.3125. The Ending Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the Closing Prices (as defined herein) of the Lucent Common Stock determined on each of the first five Calculation Days during the Calculation Period, subject to adjustment for certain events described below under "Dilution and Reorganization Adjustments." If there are fewer than five Calculation Days in the Calculation Period, then the Closing Prices used to determine the Ending Value will equal the average (arithmetic mean) of the Closing Prices of Lucent Common Stock on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will equal the Closing Price of the Lucent Common Stock on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the Closing Price of Lucent Common Stock determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on such day.

     The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the Maturity Date to and including the second scheduled Calculation Day prior to the Maturity Date.

     "Calculation Day" means any Trading Day on which a Market Disruption Event has not occurred.

     "Trading Day" is a day on which Lucent Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Lucent Common Stock.

     "Market Disruption Event" means the occurrence or existence on any Trading Day during the one-half hour period that ends when the Closing Price is determined of any suspension of, or limitation imposed on, trading in Lucent Common Stock on the New York Stock Exchange ("NYSE") (or other market or exchange, if applicable).

     "Closing Price" means the product of (i) the Share Ratio and (ii) the last sales price of one share of Lucent Common Stock as reported by the NYSE or, if such security is not trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent.

     "Share Ratio" means, initially, 1.0, but will be subject to adjustment for certain events described under "Dilution and Reorganization Adjustments."

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a Trading Day on the NYSE.

     "Calculation Agent" means Merrill Lynch, Pierce, Fenner & Smith
Incorporated.

     All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and Holders of the Securities.

"Fractional Shares"

     No fractional shares of Lucent Common Stock will be distributed by the Company on the Maturity Date. In the event the Company elects to pay the Redemption Amount in shares of Lucent Common Stock, all amounts due to any Holder of the Securities in respect of the total number of Units held by such Holder will be aggregated, and in lieu of delivering any fractional share to such Holder, such Holder will receive the cash value of such fractional share based on the Ending Value.

     "Dilution and Reorganization Adjustments"

     The Closing Price of Lucent Common Stock used to determine the Ending Value is subject to adjustment by the Calculation Agent as follows:

          1. If Lucent Common Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Ratio will be adjusted to equal the product of the prior Share Ratio and the number of shares which a holder of one share of Lucent Common Stock prior to the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following such effective date.

          2. If Lucent Common Stock is subject to a stock dividend (issuance of additional shares of Lucent Common Stock) that is given ratably to all holders of shares of Lucent Common Stock, then once such shares are trading ex-dividend, the Share Ratio will be adjusted so that the new Share Ratio shall equal the prior Share Ratio plus the product of (i) the number of shares of Lucent Common Stock issued with respect to one share of Lucent Common Stock and (ii) the prior Share Ratio.

          3. There will be no adjustments to the Share Ratio to reflect cash dividends or distributions paid with respect to Lucent Common Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. An "Extraordinary Dividend" means, with respect to any consecutive 12-month period, all cash dividends or other distributions with respect to Lucent Common Stock to the extent such dividends exceed on a per share basis 10% of the average Closing Price during such period (less any such dividends for which a prior adjustment was previously made). If an Extraordinary Dividend occurs with respect to Lucent Common Stock, the Share Ratio will be adjusted on the Trading Day preceding the payment of any dividend, the payment of which caused all cash dividends or other distributions made with respect to Lucent Common Stock over the past 12-month period to exceed on a per share basis 10% of the average Closing Price during such period (less any such dividends for which a prior adjustment was previously made) (the "ex-dividend date"), so that the new Share Ratio will equal the product of (i) the then current Share Ratio, and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Lucent Common Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Lucent Common Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Ratio pursuant only to clause (v) of paragraph 5.

          4. If Lucent issues transferable rights or warrants to all holders of Lucent Common Stock to subscribe for or purchase Lucent Common Stock (including new or existing rights to purchase Lucent Common Stock pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder), at an exercise price per share less than the Closing Price of Lucent Common Stock on (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and, in each case, if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Ratio will be adjusted to equal the product of the prior Share Ratio and a fraction, the numerator of which shall be the number of shares of Lucent Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Lucent Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Lucent Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Lucent Common Stock which the aggregate offering price of the total number of shares of Lucent Common Stock so offered for subscription or purchase pursuant to such rights of warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

          5. If (i) there occurs any reclassification or change of Lucent Common Stock, (ii) Lucent, or any surviving entity or subsequent surviving entity of Lucent (a "Successor

     Entity") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Lucent or any Successor Entity with another corporation occurs (other than pursuant to clause (ii) above), (iv) Lucent is liquidated, (v) Lucent issues to all of its shareholders equity securities of an issuer other than Lucent (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of Lucent (any such event in clauses (i) through (vi) a "Reorganization Event"), the Ending Value shall equal to the Reorganization Event Value (as defined below). The "Reorganization Event Value" shall be determined by the Calculation Agent and shall equal (i) the Transaction Value related to the relevant Reorganization Event, plus (ii) interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of the Company with a term equal to the remaining term of the Securities. "Transaction Value" means (i) for any cash received in any such Reorganization Event, an amount equal to the amount of cash received per share of Lucent Common Stock multiplied by the Share Ratio in effect on the date all of the holders of shares of Lucent Common Stock have agreed or have become irrevocably obligated to exchange such shares, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value (as determined by the Calculation Agent) of such Exchange Property received for each share of Lucent Common Stock at the date of the receipt of such Exchange Property multiplied by the then current Share Ratio and (iii) for any security received in any such Reorganization Event, an amount equal to the Closing Price per share of such security on the fifth Trading Day prior to the Maturity Date multiplied by the quantity of such security received for each share of Lucent Common Stock multiplied by the then current Share Ratio. "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Lucent Common Stock with respect to which the spun-off security was issued.

     For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     No adjustments to the Share Ratio will be required unless such Share Ratio adjustment would require a change of at least 0.1% in the Share Ratio then in effect. The Share Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth, with five ten-thousandths being rounded upward.

     No adjustments to the Share Ratio or to the Ending Value will be required other than those specified above. However, the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Share Ratio or to the Ending Value to reflect changes occurring in relation to Lucent Common Stock or any other Exchange Property in other circumstances where the Company determines that it is appropriate to reflect such changes.

     The Calculation Agent, shall be solely responsible for the determination and calculation of any adjustments to the Share Ratio or the Ending Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

     No adjustments shall be made for certain other events, such as offerings of Lucent Common Stock by Lucent for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for the Lucent Common Stock by Lucent or any third party.

     The Company shall, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Ratio or the Ending Value (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee (as defined below), which shall provide notice to the Holders of the Securities of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Ratio or other formula to be used in determining the Ending Value.

"GENERAL"

     This Security is one of a duly authorized issue of securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the "Indenture"), between the Company and The Chase Manhattan Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee (herein referred to as the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.

     The Company hereby covenants for the benefit of the Holders of the Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Securities.

     The Securities are not subject to redemption by the Company or at the option of the Holder prior to the Maturity Date.

     Upon the occurrence of an Event of Default with respect to the Securities, Holders of the Securities may accelerate the maturity of the Securities in the manner and with the effect provided in the Indenture. The amount payable to a Holder of this Security upon any acceleration permitted by the Securities, with respect to each $10 principal amount thereof, will be equal to: $10, plus any accrued interest due thereon.

     In case of default in payment of the Securities (whether at any Interest Payment Date, the Maturity Date or upon acceleration), from and after any such date the Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 5 3/4% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount has been made or duly provided for. Interest on any overdue Redemption Amount shall be payable on demand.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay accrued interest due and the Redemption Amount with respect to this Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Security may be registered on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the Securities are exchangeable for a like aggregate principal amount of Securities in authorized denominations, as requested by the Holder surrendering the same. If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, this Security shall be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Securities are so delivered, the Company may make such changes to the form of this Security as are necessary or appropriate to allow for the issuance of such definitive Securities.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All terms used in this Security which are defined in the Indenture but not in this Security shall have the meanings assigned to them in the Indenture.

     Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: December 1, 1998

CERTIFICATE OF AUTHENTICATION                                           Merrill Lynch & Co., Inc.
This is one of the Securities of the series  [Copy of Seal]
designated therein referred to in the
within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee                                   By:
                                                                Treasurer

By:                                                                     Attest:
     Authorized Officer                                         Secretary